Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
July 31, 2007		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Appoints Oliver T. Carr, III to the Board of Directors
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today announced Mr. Oliver T. Carr, III was appointed to the Board of Directors. Mr. Carr is a prominent commercial real estate executive in the Washington, D.C. metropolitan region. He was the founder, Chairman, President and CEO of Columbia Equity Trust, a publicly traded REIT. Mr. Carr was instrumental in the sale of Columbia Equity Trust to an affiliate of the Commingled Pension Trust Fund of JPMorgan Chase Bank, NA. He continues to serve in a leadership role as President and CEO of Carr Properties, which is the operating group owned by the Commingled Pension Trust Fund of JPMorgan Chase Bank, NA. Carr Properties manages 3.6 million net rental square feet of commercial office properties in the metropolitan Washington, D.C. area. Mr. Carr has a long history of community service in the region. He holds a Masters degree in Real Estate Development from MIT and a Bachelors degree from Trinity College.
“Mr. Carr brings a wealth of practical business, public company and real estate experience to our board,” said Chairman of the Board of Directors Harvey E. Johnson, Jr. President and CEO, Thomas A. Young, Jr., commented, “as a long time Washingtonian, Oliver has seen the changes in our region and can add valuable insight on the local business community as well as the real estate markets.”
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the Bank’s management to create implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company’s expectations are subject to a number of risks and uncertainties such as changes in personnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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